EXHIBIT 99.1

Bioheart, Inc. Reports Receipt of Notification from NASDAQ
Regarding Non-Compliance with Continued Listing Requirements

For Immediate Release

Contact:	William Kline	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Nicholas Burke	Joe Dorame
	VP — Financial Operations	Robert Blum
	(954) 835-1500	(602) 889-9700
Sunrise, FL, — May 23, 2008 — Bioheart, Inc. (Nasdaq: BHRT) announced that on May 21, 2008 it received a letter from the Nasdaq Stock Market (the “Nasdaq Letter”) advising that, for the last 10 consecutive trading days, the Company’s market value of listed securities had been below the minimum $50,000,000 requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(b)(1)(A). Furthermore, Nasdaq stated that the Company does not comply with Nasdaq Marketplace Rule 4450(b)(1)(B), which requires the Company to have total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. Compliance with either Nasdaq Marketplace Rule 4450(b)(1)(A) or 4450(b)(1)(B) is one of the minimum standards for continued inclusion on The Nasdaq Global Market.
In the Nasdaq Letter, Nasdaq advised that, in accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company will be provided 30 calendar days, or until June 20, 2008 (the “Compliance Period”), to regain compliance with Nasdaq Marketplace Rule 4450(b)(1)(A).
In the event the Company determines that it is unable to regain compliance with Nasdaq Marketplace Rule 4450(b)(1)(A) during the Compliance Period, the Company intends to apply to transfer its common stock to the Nasdaq Capital Market on or before the end of the Compliance Period to seek to ensure that consistent and continual access to capital markets is maintained for all its shareholders. The Nasdaq Capital Market currently includes over 500 companies and operates in substantially the same manner as the Nasdaq Global Market. Securities listed on the Nasdaq Capital Market satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.
About Bioheart, Inc.
Bioheart, Inc. is a biotechnology company focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. Its lead product candidate, MyoCell®, is an innovative muscle stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose-tissue derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic proteins.
(MyoCell and MyoCell SDF-1 are trademarks of Bioheart, Inc.)